Exhibit 10.1

MARATHON PETROLEUM CORPORATION

PERFORMANCE UNIT AWARD AGREEMENT

2013-2015 PERFORMANCE CYCLE

Pursuant to this Award Agreement and the Marathon Petroleum Corporation 2012 Incentive Compensation Plan (the “Plan”), MARATHON PETROLEUM CORPORATION (the “Corporation”) hereby grants to [NAME] (the “Participant”), an employee of the Corporation or a Subsidiary, on [DATE] (the “Grant Date”), [NUMBER] performance units (“Performance Units”), conditioned upon the Corporation’s TSR ranking relative the Peer Group for the Performance Cycle as established by the Compensation Committee of the Board of Directors of the Corporation (the “Committee”), and as set forth herein. The Performance Units are subject to the following terms and conditions:

1. Relationship to the Plan. This grant of Performance Units is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Committee. Except as otherwise defined in this Award Agreement, capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant also include the heirs or other legal representatives of the Participant.

2. Determination of Payout Percentage. As soon as practical following the close of the Performance Cycle, the Committee shall determine and certify the TSR Performance Percentile. The final Payout Percentage will be the simple average of the Payout Percentage of the four performance periods, which are defined as:

(i) January 1, 2013 through December 31, 2013

(ii) January 1, 2014 through December 31, 2014

(iii) January 1, 2015 through December 31, 2015

(iv) January 1, 2013 through December 31, 2015

The Committee shall determine the Payout Percentage for each performance period as follows:

(a) If the TSR Performance Percentile is below the 25th percentile, the Payout Percentage for that period shall be zero.

(b) If the TSR Performance Percentile is at or above the 25th percentile, the Payout Percentage shall be equal to the TSR Performance Percentile multiplied by 2.

(c) Notwithstanding anything herein to the contrary, if the TSR calculated for the performance period is negative, then the Payout Percentage for that performance period shall not exceed 100% regardless of the TSR Performance Percentile for the performance period.

(d) Notwithstanding anything herein to the contrary, the Committee has sole and absolute authority and discretion to reduce the Payout Percentage as it may deem appropriate.

3. Vesting of Performance Units. Unless the Participant’s right to the Performance Units is previously forfeited or vested in accordance with Paragraphs 4, 5, 6 or 7, following the Committee’s determinations pursuant to Paragraph 2, the Participant shall vest in and be entitled to receive a payment equal to the Payout Value. The Payout Value shall be distributed 75% in cash and 25% in common stock. The number of shares of common stock distributed shall be calculated by dividing 25% of the Payout Value by the closing price as defined in the Plan as of the closing on the date on which the Payout Percentage is determined and certified by the Committee, rounding the shares down to the nearest whole share. The remainder shall be paid in cash. Such payments shall be made as soon as administratively feasible following the Committee’s determination under Paragraph 2 and, in any event, on or before March 15th following the end of the Performance Cycle. If, in accordance with the Committee’s determination under Paragraph 2, the Payout Value is zero, the Participant shall immediately forfeit any and all rights to the Performance Units. Upon the vesting and/or forfeiture of the Performance Units pursuant to this Paragraph 3 and the making of the related cash payment, if any, the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full.

4. Termination of Employment. If Participant’s Employment is terminated prior to the close of the Performance Cycle for any reason other than death or Retirement as set forth in Paragraphs 5 and 6 below (or as set forth in Paragraph 7), the Participant’s right to the Performance Units shall be forfeited in its entirety as of such termination, and the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be terminated.

5. Termination of Employment due to Death. If Participant’s Employment is terminated by reason of death prior to the close of the Performance Cycle, the Participant’s right to receive the Performance Units shall vest in full as of the date of death and the Payout Percentage shall be 100%. The payment equal to the vested value of the Performance Units shall be made in accordance with Paragraph 3 on the first day of the third month following the death of the Participant. Such vesting shall satisfy the rights of the Participant and the obligations of the Corporation under this Award Agreement in full.

6. Termination of Employment due to Retirement. In the event of the Retirement of the Participant after 50% of the Performance Cycle has elapsed, the Participant’s Performance Units shall be paid-out based on the performance for the Performance Cycle and payable on a pro-rata basis as determined and certified by the Committee at the close of the Performance Cycle as described below. Subject to the negative discretion of the Committee, the Participant will be entitled to receive a payment equal to the product of (i) the pro-rata vesting percentage equal to the days of Participant’s Employment during the Performance Cycle divided by the total days in the Performance Cycle and (ii) the Payout Value. Such payment shall be made as soon as administratively practical following the Committee’s determination under Paragraph 2 and, in any event, on or before March 15th following the end of the Performance Cycle. If, in accordance with the Committee’s determination under Paragraph 2, the Payout Value is zero, the Participant shall immediately forfeit any and all rights to the Performance Units. Upon the vesting and/or forfeiture of the Performance Units pursuant to this Paragraph 6 and the making of the related cash payment, if any, the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full. The death of the Participant following Retirement but prior to the close of the Performance Cycle shall have no effect on this Paragraph 6.

7. Vesting Upon a Qualified Termination. Notwithstanding anything herein to the contrary, upon a Participant’s Qualified Termination as defined under the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan prior to the end of the Performance Cycle, the Participant’s right to receive the Performance Units, unless previously forfeited pursuant to Paragraph 4, shall vest in full and the Payout Percentage shall be 100%. A payment equal to the vested value of the Performance Units shall be made in accordance with Paragraph 3 on the first day of the third month following the Qualified Termination. Such vesting shall satisfy the rights of the Participant and the obligations of the Corporation under this Award Agreement in full.

8. Notwithstanding the foregoing, if the Participant is a “specified employee” as determined by the Corporation in accordance with its established policy, any settlement of Awards described in the previous paragraph or elsewhere in this Award Agreement which would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant as a result of the Participant’s “separation from service” as defined under Section 409A of the Code (other than as a result of death) and which would otherwise be paid within six months of the Participant’s separation from service shall be payable on the date that is one day after the earlier of (i) the date that is six months after the Employee’s separation from service or (ii) the date that otherwise complies with the requirements of Section 409A of the Code. In addition, notwithstanding any provision of the Plan or this Award Agreement to the contrary, any settlement of this Award which would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant and is a settlement as a result of the Participant’s separation from service in connection with a Change in Control, the term “Change in Control” under the Plan shall mean a change in ownership or change in effective control for purposes of Section 409A of the Code. The payment of Award amounts under this Award Agreement described herein is hereby designated as a “separate payment” for purposes of Section 409A of the Code.

9. Repayment or Forfeiture Resulting from Forfeiture Event.

(a) If there is a Forfeiture Event either while the Participant is employed or within three years after termination of the Participant’s Employment, then the Committee may, but is not obligated to, cause some or all of the Participant’s outstanding Performance Units to be forfeited by the Participant.

(b) If there is a Forfeiture Event either while the Participant is employed or within three years after termination of the Participant’s Employment and a payment has previously been made in settlement of Performance Units granted under this Award Agreement, the Committee may, but is not obligated to, require that the Participant pay to the Corporation an amount in cash (the “Forfeiture Amount”) up to (but not in excess of) the amount paid in settlement of the Performance Units.

(c) This Paragraph 9 shall apply notwithstanding any provision of this Award Agreement to the contrary and is meant to provide the Corporation with rights in addition to any other remedy which may exist in law or in equity. This Paragraph 9 shall not apply to the Participant following the effective time of a Change in Control.

(d) Notwithstanding the foregoing or any other provision of this Award Agreement to the contrary, the Participant agrees that the Corporation may also require that the Participant repay to the Corporation any compensation paid to the Participant under this Award Agreement, as is required by the provisions of the Dodd-Frank Act and the regulations thereunder or any other “clawback” provisions as required by law or by the applicable listing standards of the exchange on which the Corporation’s common stock is listed for trading.

10. Taxes. Pursuant to the applicable provisions of the Plan, the Corporation or its designated representative shall have the right to withhold applicable taxes from the cash otherwise payable to the Participant, or from other compensation payable to the Participant, at the time of the vesting and delivery of such cash payment.

11. No Shareholder Rights. The Participant shall in no way be entitled to any of the rights of a shareholder as a result of this Award Agreement.

12. Nonassignability. Upon the Participant’s death, the Performance Units may be transferred by will or by the laws governing the descent and distribution of the Participant’s estate. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Performance Units, and any attempt to sell, transfer, assign, pledge, or encumber any portion of the Performance Units shall have no effect.

13. No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Corporation or any affiliate thereof or successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

14. Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant hereunder.

15. Officer Holding Requirement. Participant agrees that any shares received by the Participant in settlement of this Award shall be subject an additional holding period of one year from the date on which the Award is settled, during which holding period such shares (net of shares used to satisfy the applicable tax withholding requirements) may not be sold or transferred by the Participant. This holding requirement shall cease to apply upon the death, retirement or other separation from service of the Participant during the holding period.

16. Definitions. For purposes of this Award Agreement:

“Beginning Stock Price” means the average of the daily closing price of common stock for the twenty (20) trading days immediately prior to the commencement of the Performance Cycle, historically adjusted, if necessary, for any stock split, stock dividend, recapitalizations, or similar corporate events that occur during the measurement period.

“Employment” means employment with the Corporation or any of its Subsidiaries. For purposes of this Award Agreement, Employment shall also include any period of time during which the Participant is on Disability status. The length of any period of Employment shall be determined by the Corporation or the Subsidiary that either (i) employs the Participant or (ii) employed the Participant immediately prior to the Participant’s termination of Employment.

“End Stock Price” means the average of the daily closing price of common stock for the twenty (20) trading days prior to the end of the Performance Cycle.

“Forfeiture Event” means the occurrence of at least one of the following (a) the Corporation is required, pursuant to a determination made by the Securities and Exchange Commission or by the Audit Committee of the Board, to prepare a material accounting restatement due to the noncompliance of the Corporation with any financial reporting requirement under applicable securities laws as a result of misconduct, and the Committee determines that (1) the Participant knowingly engaged in the misconduct, (2) the Participant was grossly negligent with respect to such misconduct or (3) the Participant knowingly or grossly negligently failed to prevent the misconduct or (b) the Committee concludes that the Participant engaged in fraud, embezzlement or other similar misconduct materially detrimental to the Corporation.

“Payout Percentage” means the percentage (between 0% and 200%) determined by the Committee in accordance with the procedures set forth in Paragraph 2, which shall be used to determine the value of each Performance Unit.

“Payout Value” means the product of the Payout Percentage and the number of Performance Units.

“Peer Group” means the group of companies that are pre-established by the Committee which principally represent a group of selected peers, or such other group of companies as selected and pre-established by the Committee.

“Performance Cycle” means the period from January 1, 2013 to December 31, 2015.

“Qualified Termination” for purposes of this Award Agreement shall have the same definition as under the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan, as in effect on the Grant Date, and such definition and associated terms are hereby incorporated into this Award Agreement by reference.

“Retirement” means (a) for an Employee with ten or more years of Employment, termination on or after the Employee’s 50th birthday, or (b) termination on or after the Employee’s 65th birthday.

“Total Shareholder Return” or “TSR” means the number derived using the following formula:

(End Stock Price – Beginning Stock Price) + Cumulative Dividends
Beginning Stock Price.

“TSR Performance Percentile” means the relative ranking of the Corporation’s Total Shareholder Return for the Performance Cycle as compared to the Total Shareholder Return of the Peer Group companies during the Performance Cycle.

Marathon Petroleum Corporation

By
Authorized Officer